Exhibit 10.46

RETAILER PRODUCT SALES AGREEMENT (RPSA)
(Shell Brand)

THIS AGREEMENT is between Bowlin Travel Centers, Inc. (”Buyer") whose address is 150 Louisiana Blvd, Albuquerque, NM 87108 and Arizona Fuel Distributors, LLC ("Seller") whose address is P.O. Box 63634 Phoenix, AZ 85082.

1.    DEFINITIONS. As used in this Agreement, the terms below have the following meanings, whether singular or plural:

(a)   “Business Entity” - Any legal entity that is not an individual or sole proprietorship, including, without limitation, a partnership, corporation, limited liability company, limited liability partnership, or association.

(b)   “Buyer’s Marketing Premises” - Buyer’s premises, including, but not limited to, Buyer’s office and storage, and distribution facilities that Buyer uses in connection with the Products.

(c)   “Buyer’s Outlets” - Those retail outlets, including marinas and truck stops, operated or supplied by Buyer and which Seller has authorized Buyer to display the Identifications in connection with the resale of the Products to consumers.

(d)   “Identifications” - The trademarks, trade dress, service marks, and color schemes relating to the Shell brand licensed to Buyer by Seller under the terms of this Agreement for use by Buyer and Buyer’s Outlets in connection with the marketing and sale of the Products.

(e)   “Law” - Any applicable statute, constitution, ordinance, regulation, rule, administrative order, or other requirement of any federal, state, or local government agency or authority in effect at the time of execution, or during the term, of this Agreement.

(f)   “Plant” - The distributing plant from which deliveries of Petroleum Products are made to Buyer.

(g)   “PMPA” - The Petroleum Marketing Practices Act as may be amended from time to time (15 U.S.C. §2801 et seq.).

(h)   “Products” - The gasoline and diesel fuel sold to Buyer by Seller for resale under the Identifications.

2.    PURCHASE AND SALE OF PRODUCTS.

(a)   Subject to Articles 18 and 19, Seller shall sell and deliver to Buyer, and Buyer shall purchase and accept from Seller, the minimum quantities of Products identified in Exhibit A during each month and year during the term of this Agreement (“Minimum Quantities”). Buyer acknowledges that the Minimum Quantities are necessary and reasonable for, among other reasons, Seller to plan its supply operations and, as such, are of material and reasonable significance to the franchise relationship. Buyer also acknowledges that Seller has established minimum volume levels for gasoline (“Base Volume”) to be resold through Buyer’s Outlets for its customers in order to retain a Wholesale Marketer Agreement. Accordingly, in no event may Buyer’s Minimum Quantities be less than the following Base Volume:

If the Minimum Quantities are less than the minimum Base Volume, the Minimum Quantities are deemed amended to be the same as the minimum Base Volume; and the Maximum Quantities will be proportionately increased. If Buyer fails to purchase this minimum Base Volume, Seller may take such action as Seller deems appropriate, including, without limitation, terminating or not renewing this Agreement.

(b)   Seller may, but will not be obligated to, sell Buyer more than the “Maximum Quantities” identified in Exhibit A. Seller’s exercise of its right to do so will not obligate Seller to continue to sell Buyer such excess quantities.

(c)   To the extent practicable, Buyer shall take delivery of all Products on a ratable basis.

(d)   If Buyer fails to purchase and accept the Minimum Quantities in any 12-month period, Seller may unilaterally downward adjust the Minimum/Maximum Quantities each succeeding 12-month period by the difference between the annual Minimum Quantities and the amount actually purchased for that 12-month period. In addition, Buyer may request that Seller downward adjust Buyer’s Minimum/Maximum Quantities if the need for the downward adjustment is due to a reason beyond Buyer’s reasonable control. If Seller agrees that the reason is beyond Buyer’s reasonable control, Seller shall downward adjust the Minimum/Maximum Quantities each succeeding 12-month period by the difference between the annual Minimum Quantities and the amount actually purchased for that 12-month period. Likewise, if Buyer purchases more than the Minimum Quantities, Buyer may request that Seller upward adjust Buyer’s Minimum/Maximum Quantities. If Seller agrees, the Minimum/Maximum Quantities will be upward adjusted for each succeeding 12-month period.

(e)   If the term of this Agreement commences at any time after January 1st of any year during the term of this Agreement, Buyer must purchase and accept the Minimum Quantities during the remaining months of that 12-month period, but Seller's rights and remedies set forth in Articles 2(a) and (d) above will not commence until the next full 12-month period.

(f)   If Buyer terminates this Agreement prior to the expiration of its term or if Seller terminates this Agreement for cause in accordance with the PMPA or applicable Law, Seller will be entitled to all remedies available at Law or in equity. Notwithstanding the foregoing, if Buyer terminates this Agreement and Buyer’s Outlets remain branded under the Identifications, Seller may waive its remedies pursuant to this article.

3.    PRICES AND TERMS OF PAYMENT.

(a)   PRICES: For Gasoline and Diesel Fuel: Seller’s price to retailer in effect at time of delivery.

(b)   TERMS OF PAYMENT: Gasoline and Diesel Fuel terms are net seven days EFT subject to credit approval.

(c)   Seller may charge Buyer interest, at a reasonable lawful rate per annum, on all overdue sums owed to Seller. Further, if Buyer fails to make timely payment of any amount due Seller, in addition to all other rights or remedies available, Seller may take such action as Seller deems reasonable under the circumstances. Without limiting the generality of the foregoing, Seller may setoff or equitably recoup against any amount then due Buyer, defer further deliveries of the Products until payment of all outstanding indebtedness is made, and demand advance cash payment for further deliveries. Buyer shall comply with the terms of any commercially acceptable reclamation notice issued to Buyer by Seller under applicable Law.

4.    TERM. The term of this Agreement is ten years subject to the Seller’s right to terminate or not renew this Agreement in accordance with applicable law. Upon expiration, this Agreement will continue on a month-to-month basis until the parties execute a new agreement or Seller terminates or does not renew this Agreement in accordance with applicable law. The term begins on the date of the first delivery of Shell gasoline.

5.    PERMISSION TO USE THE IDENTIFICATIONS

(a)   Seller grants to Buyer permission to use the Identifications only in connection with the resale of the Products and so long as Buyer complies with the terms of this Agreement. Buyer acknowledges that the Identifications are a valuable and important property right and are essential to the goodwill and reputation of the Products. Buyer further acknowledges Seller’s interest in the Identifications and Buyer shall not claim any right to or title or interest thereto.

(b)   Buyer must obtain Seller’s prior written authorization to use and display, or permit the use and display of, the Identifications at any retail outlet.

(c)   Buyer shall follow all rules, regulations, standards, and guidelines Seller establishes from time to time relating to the use and display of the Identifications in connection with the resale of the Products.

6.    PRODUCT STEWARDSHIP AND QUALITY. Pursuant to Seller’s permission to grant Buyer use of the Identifications, Buyer shall comply with the following requirements relating to the marketing, storage, and resale of the Products.

(a)   Buyer shall not resell, nor may any operator of Buyer’s Outlets resell, gasoline at Buyer’s Outlets other than the gasoline purchased by Buyer from Seller to be resold under the Identifications pursuant to the terms of this Agreement.

(b)   The quality of the Products must be strictly maintained and not adulterated, commingled, or blended with any other products or substances in any manner.

(c)   All Products must be clearly identified, correctly labeled, and resold under their proper Identifications and grades.

(d)   All signs and other advertising devices or materials furnished by Seller to Buyer will remain Seller's property, must be used solely in connection with the resale of the Products, and must be returned to Seller immediately upon demand at Buyer's expense.

(e)   Buyer shall obtain Seller's prior written approval before using, or permitting the use of, any promotional materials or advertising that bear any of the Identifications.

7.    BRAND IDENTIFICATION AND MINIMUM STANDARDS. Buyer acknowledges that the Identifications represent to the motoring public the manufacture and sale of quality Products. Buyer shall undertake no action of any kind that may harm or degrade the Identifications. Buyer further acknowledges that uniform standards of quality and appearance must be maintained at all retail outlets displaying the Identifications in order to properly market and sell the Products, preserve and promote the reputation of Seller, and achieve public acceptance of the Products. Accordingly, Buyer shall comply with, and cause the operators of Buyer’s Outlets to comply with, all standards of operation and appearance established from time to time by Seller, including, without limitation, the following minimum obligations; provided, however, the means and the manner of performance are within the sole discretion of Buyer:

(a)   Buyer shall comply with the Retail Visual Identity Design Standards and Conversion guidelines (“Image Guidelines”) as may be amended by Seller or Shell from time to time. If Seller or Shell amends the Image Guidelines, Seller shall provide Buyer written notice.

(b)   Buyer acknowledges receipt of, or has been informed on how to access through the online website of Seller and/or SHELL, the brand standards pertaining to Seller’s and SHELL’S operations, appearance, and cleanliness requirements (“Brand Standards”). At all times during the term of this Agreement, Buyer shall maintain, and cause the operators of Buyer’s Outlets to maintain, Buyer’s Outlets in accordance with the Brand Standards, as may be amended by Seller or SHELL from time to time. If Seller or SHELL amends the Brand Standards, Seller shall provide Buyer notice. If any Buyer’s Outlet fails to meet the Brand Standards, Buyer shall de-identify the Buyer’s Outlet upon notice from Seller in accordance with Article 23.

(c)   The Products must be diligently and efficiently merchandised and promoted at Buyer’s Outlets.

(d)   The operations at Buyer’s Outlets must be conducted in a professional and business-like manner and the public must be provided with prompt, courteous, and efficient service.

(e)   Buyer shall promptly and courteously respond to any customer complaints (including written responses when appropriate) and take immediate action to satisfactorily resolve each customer complaint.

(f)   In order to operate Buyer’s Outlets in an organized and efficient manner, adequate and competent personnel who are able to converse in English with Seller, customers, government officials, and other persons, considering both the volume and nature of the business activity, must be maintained at Buyer’s Outlets.

(g)   The operators and employees at Buyer’s Outlets shall wear neat, clean uniforms of a type and style approved by Seller; provided, however, for uniforms with Buyer logos, such approval will not be unreasonably withheld.

(h)   All service work at Buyer’s Outlets must be performed in a workmanlike manner utilizing only first-class new materials and parts except when the customer specifically authorizes rebuilt or used materials or parts.

(i)   Buyer’s Outlets must be kept in a clean, sanitary, and safe condition and all property and equipment kept in good operating condition and repair. The driveways, sidewalks, and other landscaped areas must be kept in a neat and orderly appearance free from weeds, debris, snow, ice, and rubbish.

(j)   Buyer’s Outlets may not be used for any unlawful, offensive, hazardous, unsightly, or other objectionable purpose, including, but not limited to, the sale or display of materials with dominant themes of sex, nudity, prurient interest, or pornography, which are unacceptable under local community standards. Merchandise or paraphernalia that is morally offensive or distasteful to the general public may not be displayed or offered for sale at Buyer’s Outlets.

(k)   Buyer’s Outlets must be kept clear of vehicles, other mobile equipment, and obstructions that restrict traffic flow, endanger customer safety, or detract from appearance. Buyer’s Outlets may not be used to sell, lease, or store motor vehicles, trailers, boats, or other mobile equipment, without Seller’s prior written consent.

(l)   Buyer’s Outlets must be operated in a secure manner so that criminal activity is adequately deterred from occurring there and so that all persons at Buyer’s Outlets are adequately protected from injury, harm, or loss. Buyer has complete control over and the sole responsibility for security at Buyer’s Outlets.

8.    SELLER’S MARKETING RIGHTS. SHELL or Seller may, from time to time: (a) add, change, or modify the grade, Product brand name, delivery package, or other distinctive designation of any Product; (b) change or modify the formulations and specifications of any Product; and (c) upon 30 days’ prior notice, discontinue at any time the sale of any Product in which event the parties will be relieved of any further obligation with respect to that Product.

9.    SALES AND MARKETING OBLIGATIONS.

(a)   Buyer shall use its reasonable efforts to develop and actively promote the sales of Products. Nothing in this Agreement grants Buyer an exclusive territory to market and resell the Products. Seller reserves the right to market and sell, and authorize others to market and sell, the Products in any manner Seller chooses, including, without limitation, through its own retail outlets or through designated wholesalers or other buyers.

(b)   Buyer shall keep all Buyer’s Outlets supplied on a timely basis with sufficient volumes and quantities of Products to meet the needs and demands of all Buyer’s Outlets and their customers. Buyer shall maintain a sufficient amount of all grades of Seller’s branded gasoline and, if applicable, branded diesel fuel at Buyer’s Outlets.

(c)   Buyer shall not sell, deliver, or otherwise supply the Products to retail outlets Seller has not authorized, in writing, Buyer to supply. Further, Buyer shall not supply the Products to any reseller or retailer who Buyer knows or has reason to know will resell the Products under trademarks or brand names other than those of Seller.

10.   TRAINING.

(a)   Buyer shall attend and shall cause all the managers or operators of Buyer’s Outlets to attend a minimum of 2 days (16 hours) of Shell approved training courses or courses deemed appropriate by Shell for each year of the term of this Agreement, as and if required by Shell. The training will be conducted at a training facility designated by Seller.

(b)   Buyers without previous automobile service station, motor fuel dispensing station, or convenience store experience shall attend the appropriate initial new Buyer training class and shall cause all the operators of Buyer's Outlets without such previous experience to attend the appropriate initial new Buyer training class. The training will be conducted at a training facility designated by Seller.

(c)   Upon Seller’s request, Buyer shall provide proof of training for Buyer, Buyer’s managers, and the operators of Buyer’s Outlets. Buyer shall have available and utilize training equipment, materials, and programs made available by Seller from time to time for training purposes.

(d)   Buyer shall distribute Seller’s communications relating to training and Seller’s training materials within 90 days after receipt to Buyer’s employees and the operators and employees of Buyer’s Outlets.

11.   DELIVERIES.

(a)   POINT OF DELIVERY: 2631 Johnson Rd., Benson, AZ 85602

(b)   Title and risk of loss passes to Buyer when Products pass from Seller's delivery line into the receiving connection of Buyer's tank unless otherwise agreed to by Seller.

12.   TRANSACTION CARDS.

(a)   As long as Seller elects to accept specified credit cards, credit identifications, debit cards, pre-paid cards, or other transaction authorization cards (collectively “Transaction Cards”) in the state in which Buyer’s Outlets are located, Buyer shall accept all Transaction Cards identified in Seller’s Transaction Card guide (“Guide”) for the purchase of authorized products and services. Buyer shall account for and process, and cause the operators of Buyer’s Outlets to account for and process, all such transactions in strict compliance with the terms set forth in the Guide, as may be amended by Seller from time to time. If Seller amends the Guide, Seller shall provide Buyer with notice. Seller may assess Buyer a Transaction Card processing fee for providing such services.

(b)   Seller shall accept from Buyer all transactions generated as a result of purchases made with authorized Transaction Cards and processed in accordance with the terms in the Guide. At Seller’s option, Seller shall pay the amount of the transactions to Buyer, after deducting any processing fee in effect under Seller’s then current Guide, by: (1) setting off the amount against Buyer’s account with Seller; (2) a credit to Buyer’s bank account by EFT.

(c)   For each transaction not authorized, disputed by a customer, or otherwise subject to chargeback under the Guide, Seller may either charge the amount to Buyer’s account or require Buyer to make immediate refund to Seller, including refund by draft or EFT initiated by Seller, without any deduction for any processing fee.

(d)   In order to provide efficient service to the motoring public, Buyer shall comply with Seller’s software and hardware standards, established from time to time by Seller, relating to Electronic Point of Sale (“EPOS”) systems, including, but not limited to, Seller approved compatible hardware, customer activated terminals, integrated and non-integrated EPOS systems, and other requirements necessary to electronically accept and process the Transaction Cards at all times during the term of this Agreement. Buyer shall upgrade the EPOS system with any new release of the software within 9 months after notice from Seller.

(e)   Buyer shall execute any applicable Seller agreement relating to the use or access of the EPOS system. In addition, if Seller loans or leases any imprinter, EPOS terminal, or other related equipment to Buyer in connection with acceptance of the Transaction Cards, Buyer shall: (1) comply with the terms of the Guide; (2) execute any applicable Seller agreement relating to the use of such equipment; and (3) reimburse Seller for any charges relating to the use of such equipment (whether third party or internal) incurred by Seller.

(f)   Without limiting any rights or remedies available to Seller, if Buyer fails to comply with this article or the Guide, Seller may limit or terminate Buyer’s or the operator’s right to participate in Seller’s program for Transaction Cards; provided, however, if the failure is technical or immaterial, in Seller’s sole discretion, Seller may provide Buyer or the operator of Buyer’s Outlet, as the case may be, 30 days to correct such failure. Further, Seller may terminate its Transaction Card program at any time upon notice to Buyer.

13.   INSPECTION AND AUDIT. Buyer grants Seller, its agents, and representatives the right to enter the Buyer’s Marketing Premises and Buyer’s Outlets at all reasonable times to inspect the facilities, procedures, and materials being used in connection with the purchase and sale of the Products, to obtain samples of and conduct tests on the Products, to inspect the books and records pertaining to the purchase and sale of the Products, and to audit, observe, and otherwise verify Buyer’s compliance with this Agreement.

14.   TAXES. Buyer shall pay all federal, state, and local taxes, excises, duties, license fees, inspection fees, and other assessments and charges of any kind and nature, now or hereafter levied, (“Taxes”) assessed by any governmental authority, relating to the importation, manufacture, sale, purchase, transportation, storage, resale, or use of the Products insofar as the same is not expressly included in the price for the Products. If Buyer pays directly any Tax normally remitted by Seller, Seller may require proof of payment of such charges from Buyer and may require Buyer to provide a bond or other form of security necessary to protect Seller against loss arising from nonpayment. Buyer shall furnish Seller with satisfactory tax exemption certificates where an exemption is claimed.

15.   WARRANTY AND DISCLAIMER. SELLER WARRANTS THAT ALL PRODUCTS SOLD TO BUYER WILL MEET THE THEN-CURRENT SPECIFICATIONS OF SHELL. SELLER MAKES NO OTHER WARRANTIES OF ANY KIND AS TO THE PRODUCTS SOLD TO BUYER, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16.	CLAIMS.

(a)   Seller will not be liable to Buyer for any defect in quality or shortage in quantity of the Products unless: (1) Buyer gives Seller notice within 2 business days after delivery for shortages and within 4 business days after delivery for quality defects (or 4 business days after discovery if the defect is latent) and (2) Buyer provides Seller with a reasonable opportunity to inspect, take samples, and test the Products that are the subject of the claim.

(b)   Except as set forth in Article 20 or claims relating to indebtedness, or as otherwise specified in this Agreement the parties will not be liable to each other for any other claim arising out of this Agreement unless the claimant provides the other party with written notice of the claim (setting forth fully the facts on which the claim is based) within 180 days after the date on which the claim arose.

17.	COMPLIANCE WITH LAWS.

(a)   Buyer shall comply with all Laws, licenses, and permits relating to its business and, as applicable, the receipt, handling, storage, dispensing, packaging, transportation, labeling, advertising, and sale of the Products at Buyer’s Outlets.

(b)   Without limiting the generality of the foregoing, Buyer shall comply with all Laws relating to unleaded gasoline, oxygenated gasoline, reformulated gasoline, Reid vapor pressure, fuel additives, and diesel fuel as specified in Exhibit D, which Seller may amend from time to time upon written notice to Buyer. Further, if Buyer or any operator of Buyer’s Outlets owns or operates any UST systems (as defined in applicable Laws), Buyer shall comply, and cause the operator to comply, with all applicable Laws governing UST systems, including but not limited to financial responsibility requirements through mechanisms provided for in such Laws such as guarantees, surety bonds, and insurance. Buyer shall also comply with Retailer Inventory Control Program (Exhibit D-1).

18.   EXCUSES FOR NON-PERFORMANCE. Both parties will be excused from their obligations under this Agreement (except for financial obligations) to the extent that performance is delayed or prevented by the following matters: circumstances reasonably beyond the parties’ control including, but not limited to, flood, ice storm, snowstorm, or earthquake; fire or explosion; delay or loss of transportation or delivery equipment; mechanical breakdown; strikes or other labor trouble, plant shutdown, riots, or other civil disturbances; or voluntary or involuntary compliance with any Law or request of any governmental authority.

19.   ALLOCATION. If Seller, for any reason, does not have sufficient supplies of the Products to supply its customers, then during any period of short supply Seller may restrict deliveries of the Products to Buyer without liability and may allocate Seller’s supply of the Products among its customers and classes of customers which in Seller’s judgment is fair and reasonable under the circumstances. After cessation of any period of short supply, Buyer and Seller shall promptly resume deliveries and receipts of the Products but shall not be obligated to make up any deliveries or receipts not made because of such period of short supply.

20.	INDEMNITY.

(a)   TO THE EXTENT PERMITTED BY LAW, BUYER SHALL INDEMNIFY AND DEFEND SELLER, ITS MEMBERS, SUBSIDIARIES, AFFILIATES AND JOINT VENTURE PARTNERS, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (“INDEMNIFIED PARTIES”) AGAINST ALL CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, DAMAGES, JUDGMENTS, LIENS, PENALTIES, AND EXPENSES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND LITIGATION COSTS, WHETHER INCURRED FOR AN INDEMNIFIED PARTY’S PRIMARY DEFENSE OR FOR ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS (COLLECTIVELY, “CLAIM”), INCLUDING, WITHOUT LIMITATION, ANY CLAIM FOR HARM, INJURY, OR DEATH TO ANY PERSON, OR DAMAGE TO PROPERTY OR TO THE ENVIRONMENT ARISING OUT OF OR IN CONNECTION WITH ANY OF THE FOLLOWING MATTERS.

(1)   BUYER’S PERFORMANCE OR NONPERFORMANCE UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, BUYER’S POSSESSION, SALE, TRANSPORTATION, STORAGE, HANDLING, AND USE OF THE PRODUCTS;

(2)   ANY ACTION OR OMISSION OF BUYER OR BUYER’S EMPLOYEES, AGENTS, CONTRACTORS, ASSIGNS, OR THIRD PARTIES; AND

(3)   ANY EVENT OR OCCURRENCE AT OR INVOLVING THE OPERATION OF ANY BUYER’S OUTLET.

(b)   BUYER’S OBLIGATION TO INDEMNIFY AND DEFEND EXTENDS TO ANY CLAIM CAUSED BY THE CONCURRENT OR CONTRIBUTORY NEGLIGENCE OR FAULT OF AN INDEMNIFIED PARTY BUT NOT TO ANY CLAIM SHOWN BY FINAL NONAPPEALABLE JUDGMENT TO HAVE BEEN CAUSED BY THE INDEMNIFIED PARTY’S SOLE NEGLIGENCE OR ANY DEFECT IN THE PETROLEUM PRODUCTS NOT CAUSED OR CONTRIBUTED TO BY ANY NEGLIGENCE OR FAULT OF BUYER.

(c)   NOTWITHSTANDING BUYER’S OBLIGATIONS IN ARTICLE 20(a), BUYER SHALL INDEMNIFY AND DEFEND THE INDEMNIFIED PARTIES AGAINST ALL CLAIMS ARISING SOLELY AT PLANTS OWNED OR OPERATED BY SELLER BUT ONLY TO THE EXTENT OF THE NEGLIGENCE OF BUYER, BUYER’S EMPLOYEES, AGENTS, OR CONTRACTORS.

(d)   WITHIN A REASONABLE TIME AFTER ANY OCCURRENCE WHICH MAY RESULT IN A CLAIM BUYER SHALL REPORT THE SAME TO SELLER BY TELEPHONE AND SHALL PROMPTLY THEREAFTER CONFIRM THE SAME BY WRITTEN NOTICE, INCLUDING ALL CIRCUMSTANCES THEREOF KNOWN TO BUYER OR THE OPERATORS OF BUYER'S OUTLETS OR THEIR EMPLOYEES.

(e)   PROMPTLY AFTER RECEIVING NOTICE OF ANY SUCH OCCURRENCE, AT BUYER’S EXPENSE, BUYER SHALL INVESTIGATE SAID OCCURRENCE AND RESPOND TO AND DEFEND ANY CLAIM ASSERTED AGAINST ANY INDEMNIFIED PARTY, INCLUDING, WITHOUT LIMITATION, ANY CLAIM ALLEGING THE INDEMNIFIED PARTY’S SOLE NEGLIGENCE. THE INDEMNIFIED PARTY MAY PARTICIPATE IN THE DEFENSE AND SETTLEMENT OF ANY CLAIM OR LITIGATION WITH ATTORNEYS OF THE INDEMNIFIED PARTY’S SELECTION WITHOUT RELIEVING BUYER OF ANY OBLIGATIONS UNDER THIS ARTICLE; PROVIDED, HOWEVER, THE INDEMNIFIED PARTY SHALL BE RESPONSIBLE FOR ITS OWN ATTORNEYS’ FEES. SELLER SHALL REIMBURSE BUYER FOR THE AMOUNT OF ANY JUDGMENT AND REASONABLE DEFENSE COSTS PAID BY BUYER WHICH REPRESENTS THE TOTAL LIABILITY FOUND BY FINAL NONAPPEALABLE JUDGMENT TO HAVE BEEN CAUSED BY THE INDEMNIFIED PARTY'S SOLE NEGLIGENCE OR PRODUCT DEFAULT AS SPECIFIED IN ARTICLE 20(a) OR THE TOTAL LIABILITY FOUND NOT TO BE ATTRIBUTABLE TO THE NEGLIGENCE OF BUYER, BUYER'S EMPLOYEES, AGENTS, OR CONTRACTORS UNDER ARTICLE 20(b).

(f)   THE INSURANCE REQUIREMENTS OF ARTICLE 21 DO NOT LIMIT OR RESTRICT IN ANY WAY BUYER’S OBLIGATIONS UNDER THIS ARTICLE.

(g)   BUYER’S OBLIGATIONS UNDER THIS ARTICLE SURVIVE TERMINATION OR NONRENEWAL OF THIS AGREEMENT.

21.	INSURANCE.

(a)   Buyer shall maintain, at its sole cost, at all times under the term of this Agreement, the following insurance coverage with providers satisfactory to Seller with limits not less than those limits required below (the "Insurance"):

(1)   Garage Insurance with limits of $500,000 each occurrence and $1,000,000 general aggregate and Garagekeepers Legal Liability Insurance with a limit of $500,000 each occurrence, such policy to include endorsement GL 20 10 Broadened Coverage. Limits in excess of $500,000 may be provided by Excess or Umbrella Liability coverage. This Insurance is only required for those locations engaged in automotive repairs, and should be used in lieu of Commercial General Liability insurance in Paragraph 21 below. As applicable, Buyer shall maintain the following:

(i)   Liquor Liability Insurance if Buyer owns or operates the location and alcoholic beverages are sold at the location, utilizing endorsement CG 24 08 or its equivalent.

(ii)   Marine Terminal or Wharfingers Liability Insurance if Buyer operates a marine facility. If Buyer operates marine facilities via watercraft the watercraft exclusion must be deleted or equivalent coverage purchased.

(2)   Commercial General Liability Insurance unamended or Comprehensive General Liability Insurance with Broad Form CGL endorsement with limits of $1,000,000 each occurrence and $1,000,000 general aggregate. Limits in excess of $1,000,000 may be provided by Excess Liability or Umbrella Liability coverage. As applicable, Buyer shall maintain the following:

(i)   Liquor Liability Insurance if Buyer owns or operates the location and alcoholic beverages are sold at the location, utilizing endorsement CG 24 08 or its equivalent.

(ii)   Marine Terminal or Wharfingers Liability Insurance if Buyer operates a marine facility. If Buyer operates marine facilities via watercraft the watercraft exclusion must be deleted or equivalent coverage purchased.

(3)   Business Automobile Liability Insurance covering all vehicles used in the operations of the Buyer with limits of liability of $1,000,000 each accident, such policy to be endorsed with MCS-90 when hazardous material transportation is involved.

(4)   Workers' Compensation Insurance as required by Laws applicable to and covering Buyer’s employees.

(5)   Employers' Liability Insurance protecting Buyer against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of $500,000 Each Accident, $500,000 Disease-Policy Limit; $500,000 Disease-Each Employee. Such insurance must include a waiver of subrogation in favor of Seller where permissible by Law.

(b)   Insurance policies must allow for the separation of insureds, and provide for written notice of cancellation or material change. Notice of cancellation or change will not affect the Insurance until 30 days after written notice is received by Seller. Any deductible or retention of insurable risks will be for the Buyer's account.

(c)   Buyer shall assure that the Insurance required in this article and each certificate evidencing the Insurance issued to Buyer names Seller and its members, subsidiaries, affiliates and joint venture partners, to the extent of their interest, as additional insureds (Article 21(a)(1) and (2) as applicable), without regard to the allocation of liability provisions contained in this Agreement, to the extent of any claim, loss or liability within the scope of the required Insurance. The parties intend that, to the extent of their interest, the status of Seller and its members, subsidiaries, affiliates and joint venture partners as additional insureds will not be limited by the indemnity obligations under this Agreement or otherwise. Buyer shall secure from its insurance companies and provide to Seller, for all required Insurance (Article 21(a)(1) and (2) as applicable), an additional insured endorsement with terms equivalent to ISO Form CG 20 26 11 85.

(d)   At the time of execution of this Agreement and during the term of this Agreement, Buyer shall provide Seller with a certificate of Insurance evidencing Buyer’s compliance with Seller’s Insurance Requirements. Buyer’s failure to provide certificates evidencing the Insurance requirements or purchase Insurance coverage in compliance with this article will not relieve Buyer of its obligations in this article.

22.	ASSIGNMENTS.

(a)   Assignment by Buyer. This Agreement is personal to Buyer. Buyer may not sell, transfer, assign, or encumber any of its interest under this Agreement, or assign any claim against Seller arising directly or indirectly out of or in connection with this Agreement, in whole or in part, whether voluntarily, involuntarily, or by operation of Law (collectively, “Transfer”) without the prior written consent of Seller, which consent will not be unreasonably withheld. Seller will have 30 days (or any lesser period specified by Law) after receipt of Buyer’s request for Seller’s consent and all qualification information reasonably required by Seller to provide Buyer with written notice of its decision to grant or withhold consent. Seller’s consent to any Transfer is not a waiver of the provisions of this article as to any future transaction. Any Transfer by Buyer without Seller’s prior written consent is void.

(b)   Successor in Interest. Notwithstanding the foregoing, if Buyer or the person currently in “control” of the ownership interest of Buyer (“control” being the authority to direct the operations of Buyer and to have or exercise management responsibility) dies or suffers severe physical or mental disability of at least 3 months which renders Buyer unable to perform all of its obligations under this Agreement, or if Buyer seeks to Transfer any of its interest in this Agreement for estate planning purposes, Seller consents to the Transfer of this Agreement, in whole or in part, to a qualified member of the individual's immediate family. For the purposes of this article a “qualified member” includes the individual's spouse, adult child, parent, brother and sister who is acceptable to Seller under Seller’s current Transfer guidelines.

(c)   Transfer Events. Without limiting the foregoing, the following events constitute a Transfer:

(1)   Subject to Article 22(b) above, if Buyer is an individual and Buyer dies and Buyer’s interest in this Agreement is transferred, whether by will or operation of Law;

(2)   Buyer becomes bankrupt or insolvent, Buyer makes an assignment for the benefit of creditors, or a proceeding is instituted under the Bankruptcy Code, and, if it is an involuntary proceeding, Buyer or other affected party has not had it dismissed within 60 days;

(3)   A writ of attachment or execution is levied on this Agreement and is not removed by Buyer within 30 days;

(4)   A receiver is appointed with authority to take over Buyer’s interest in this Agreement and is not removed within 60 days in any proceeding or action to which Buyer is a party;

(5)   If Buyer is a partnership or a limited liability partnership, a withdrawal or any change of interest (voluntary, involuntary or by operation of Law) of any partner or the dissolution of the partnership; provided, however, a Transfer of interests between existing partner is not a Transfer requiring Seller’s prior consent;

(6)   If Buyer is a limited liability company or a corporation, any dissolution, merger, consolidation or other reorganization, or other arrangement having similar effect, or the Transfer by Buyer or any member or shareholder with a controlling interest or more of the voting shares of the capital stock of Buyer or of any lesser interest which cumulatively vests a controlling interest of such voting shares in the transferee; provided, however, if Buyer Transfers more than 25% of the interest in any one year or more than 49% of the interest over the term of this Agreement, Buyer must obtain Seller’s consent in accordance with Article 22(a) above; and

(7)   If Buyer is composed of more than one person, any change of interest (voluntary, involuntary or by operation of Law) of any such person.

(d)   Notice of Pending Sale. If Buyer formalizes a plan to sell, or receives a proposal or offer to purchase, Buyer’s business, Buyer’s Marketing Premises, or any Buyer’s Outlet, Buyer shall provide Seller or its designee with the necessary information relating to the proposed purchase or sale to afford Seller an opportunity to negotiate an agreement with Buyer to purchase the business or assets. Upon receipt of the notice, the parties shall execute a mutually acceptable confidentiality agreement pertaining to the sale and Seller will have a maximum of 30 days to make Buyer an offer to purchase; provided, however Seller shall make a reasonable effort to respond to Buyer in less time. Buyer shall consider, but will not be obligated to accept, any purchase offer made by Seller.

(e)   Assignment by Seller. Seller may transfer its interest, in whole or in part, in this Agreement.

23.   DE-IDENTIFICATION OF BUYER’S OUTLETS.

(a)   If any action is taken at any Buyer’s Outlet that is prohibited by this Agreement, any action is not taken that is required or contemplated by this Agreement, or the operations at a Buyer’s Outlet are otherwise not conducted in accordance with this Agreement, Seller may revoke the permission Seller granted to use the Identifications at that Buyer’s Outlet by giving written notice to Buyer. Without limiting the generality of the foregoing, if a Buyer’s Outlet is abandoned, not operated, is no longer supplied by Buyer, or if a sufficient amount of all grades of Seller’s branded gasoline or, if applicable, branded diesel fuel is not maintained at a Buyer’s Outlet for 7 consecutive days, or such lesser period which under the facts and circumstances constitutes an unreasonable period of time, Buyer must notify Seller, immediately de-identify the outlet, and then notify Seller of the de-identification.

(b)   Promptly after receiving notice from Seller as specified in Article 23(a) above, Buyer shall take all steps necessary and appropriate to cease the marketing and selling of Products, and otherwise using the Identifications, at the Buyer’s Outlet. Without limiting the generality of the foregoing, at Buyer’s expense, Buyer shall, or shall cause the operator of Buyer’s Outlet to: (1) remove, and if requested by Seller return, all signs or materials bearing any of the Identifications including, if applicable, the Lazy S canopy fascia, illuminated light bar, and the building portico unless Buyer has received prior approval from Seller to relocate the same to another Buyer’s Outlet; (2) remove and destroy, or permanently paint over, all other brand Identification items, advertising displays, color schemes and other materials bearing any of the Identifications (whether used on buildings, equipment, tanks, trucks, automobiles or stationery; and (3) return any equipment loaned or leased to Buyer for use at Buyer’s Outlet.

(c)   If a Buyer’s Outlet is temporarily closed with Seller’s prior consent, Buyer shall cover or remove the primary Identifications at the Buyer’s Outlet including, but not limited to, the canopy, street, and high rise signs, and shall keep, or cause the operator of the Buyer’s Outlet to keep, the Buyer’s Outlet cleaned and maintained.

24.   TERMINATION OR NONRENEWAL.

(a)   Termination by Seller. Subject to any limitations imposed by Law, Seller may terminate this Agreement for any of the following grounds.

(1)   Buyer’s failure to comply with any provision of this Agreement, which provision is both reasonable and of material significance to the relationship under this Agreement;

(2)   Buyer’s failure to exert good faith efforts to carry out the provisions of this Agreement;

(3)   The occurrence of an event which is relevant to the relationship under this Agreement and as a result of which termination of this Agreement is reasonable, including, without limitation, the following events:

(i)   Buyer’s fraud or criminal misconduct relevant to the operation of Buyer’s business, Buyer’s Marketing Premises, or Buyer’s Outlets;

(ii)  Buyer’s declaration of bankruptcy or judicial determination of insolvency of Buyer;

(iii) Buyer’s continuing severe physical or mental disability if Buyer is an individual, or if Buyer is a partnership or corporation, the disability of any individual who is currently in “control” of the ownership interest (“control” being the authority to direct the operations of Buyer and to have or exercise management responsibility) of at least 3 months that renders Buyer unable to provide for the continued proper operation of Buyer’s Marketing Premises or Buyer’s Outlets;

(iv) Loss of Seller’s right to grant the right to use the Identifications, which are the subject of the franchise;

(v)  Buyer’s failure to pay to Seller in a timely manner when due all sums to which Seller is legally entitled;

(vi) Buyer’s failure to operate Buyer’s Marketing Premises for 7 consecutive days, or such lesser period which under the facts and circumstances constitutes an unreasonable period of time;

(vii) Buyer’s willful adulteration, mislabeling, or misbranding of motor fuels or other trademark violations;

(viii) Buyer’s knowing failure to comply with the Laws relevant to the operation of Buyer’s business, Buyer’s Marketing Premises, or Buyer’s Outlets;

(ix)  Buyer’s conviction of any felony involving moral turpitude;

(x)   Subject to Article 22(b), Buyer’s death if Buyer is an individual, or if Buyer is a partnership or corporation, the death of any individual who is currently in “control” of the ownership interest of Buyer (“control” being the authority to direct the operations of Buyer and to have or exercise management responsibility); and

(xi)  Buyer’s failure to comply with Buyer’s obligations relating to Insurance set forth in Article 21.

(4)   A determination is made by Seller in good faith and in the normal course of business to withdraw from marketing of motor fuel through retail outlets in the relevant geographic market area in which Buyer’s Outlets are located;

(5)   Termination by Seller for cause of any other agreement between Buyer and Seller pertaining to this facility.

(6)   Any other ground for which termination is provided for in this Agreement or is otherwise allowed by the PMPA or other applicable Law.

(b)   Termination After Execution. If after execution of this Agreement Seller has grounds to terminate or not renew any then existing agreement between the parties, or to terminate this Agreement as if it were then in its term, Seller may terminate this Agreement, as well as any existing agreement pertaining to this location, based on those grounds.

(c)   Non-renewal by Seller. Subject to any limitations imposed by Law, Seller may not renew this Agreement for any of the grounds specified in Article 24(a) or any other ground for which non-renewal is provided for in this Agreement or is otherwise allowed by the PMPA or other applicable Law.

(d)   Mutual Termination. The parties may terminate or not renew this Agreement by mutual written agreement in the form and manner permitted by the PMPA.

(e)   Acts Attributable to Buyer. In determining whether a ground for termination or non-renewal exists under this article, the acts or omissions of Buyer’s employees, agents, and contractors are the acts or omissions of Buyer. If Buyer is comprised of more than one person, the acts or omissions of each such person are the acts or omissions of Buyer. If Buyer is a Business Entity, in addition to those individuals mentioned above, the acts or omissions of each partner, shareholder or member, as the case may be, are the acts or omissions of Buyer.

25.   RIGHTS AND DUTIES UPON TERMINATION OR NONRENEWAL.

(a)   Upon termination or non-renewal of this Agreement, Buyer shall immediately cease marketing and selling the Products and otherwise using the Identifications or any marks confusingly similar thereto. Without limiting the generality of the foregoing, at Buyer’s expense, Buyer shall: (1) remove, and if requested by Seller return, all signs or materials bearing any of the Identifications including, if applicable, the Lazy S canopy fascia, illuminated light bar, and the building portico; (2) remove and destroy, or permanently paint over, all other brand Identification items, advertising displays, color schemes and other materials bearing any of the Identifications (whether used on buildings, equipment, tanks, trucks, automobiles or stationery; and (3) return any equipment loaned or leased by Seller to Buyer for use at Buyer’s Outlets.

(b)   If Buyer fails for any reason to cease marketing and selling the Products or otherwise using any of the Identifications immediately upon the Effective Date of termination or non-renewal, then Seller may enter Buyer’s Marketing Premises and the Buyer’s Outlets operated by Buyer to carry out Buyer’s obligations under Article 25(a) above, at Buyer’s expense. Buyer shall not interfere, and will not permit any of its employees, agents or representatives to interfere, with Seller’s rights under this article. Seller’s exercise of its right of entry will not constitute a trespass or other tort.

(c)   If Buyer fails for any reason to cease marketing and selling Products or otherwise using any of the Identifications immediately upon the Effective Date of termination or non-renewal, then Seller may take all necessary and appropriate action, in Buyer’s name and at Buyer’s expense, to cause the operator of that Buyer’s Outlet to cease that activity.

(d)   Seller will be entitled to injunctive and equitable relief for any violation of this article and Buyer shall pay all costs and expenses, including reasonable attorneys’ fees and other legal costs Seller incurs, in enforcing this article.

26.   INDEPENDENT CONTRACTOR. Buyer is an independent businessperson, and nothing in this Agreement may be construed as reserving to Seller any right to exercise any control over, or to direct in any respect the conduct or management of, Buyer’s business or operations conducted pursuant to this Agreement, but the entire control and direction of such business and operations are and will remain in Buyer, subject only to Buyer’s performance of the obligations of this Agreement. Neither Buyer nor any person performing any duties or engaged in any work at the Buyer’s Outlets will be deemed an employee or agent of Seller, and none of them is authorized to impose on Seller any obligations or liability whatsoever.

27.   BUSINESS ENTITY OR JOINT BUYER.

(a)   If Buyer is comprised of more than one person, the obligations imposed under this Agreement are joint and several as to each person and all of the terms apply to each person with the same effect as though that person were the sole Buyer.

(b)   If Buyer is a Business Entity, all obligations and provisions of this Agreement of a personal nature apply as if the Business Entity were an individual and, insofar as is legally possible and reasonably practicable, to those individuals who have or exercise management responsibility for the Business Entity, including, without limitation, officers, directors or agents of corporations and partners of partnerships. The Business Entity must manage its affairs with respect to the personal obligations and provisions in a manner so as to give full force and effect to the same.

28.   NOTICES.

(a)   Except as otherwise specified in this Agreement, all notices must be in writing and in compliance with the PMPA and other applicable Law. Subject to any requirements of Law, any notice (including price notifications) may be given to Buyer by personal service or by electronic mail or to either party only by certified mail. Notice will be deemed given based upon the date of the notice.

(b)   If Buyer is a Business Entity, Seller may give notice to: (1) any officer or director of a corporation or limited liability company; (2) any partner of a partnership or limited liability partnership; or (3) any personal representative, agent, or employee of any other Business Entity.

29.   ATTORNEY’S FEES. Seller or Buyer, as the case may be, will be entitled to recover from the other party reasonable attorney’s fees and other legal costs the prevailing party incurs in order to secure or protect the rights inuring to the prevailing party under this Agreement, or to enforce the terms thereof.

30.   AMORTIZATION OF BRANDING COSTS. Buyer understands and acknowledges that Seller expended a certain amount of money to brand this location with the Shell brand. These funds were spent with the understanding that this agreement would remain in place for the full ten year period. Should Buyer wish to terminate this agreement prior to its expiration, then Buyer agrees to reimburse Seller for the unamortized portion of these funds. It is hereby agreed that the funds will amortize at the rate of 1/120 of the total amount spent each month that the agreement is in place. In addition to repaying the unamortized amount to the Seller, Buyer also agrees to reimburse the Seller for his expenses to de-brand the site to remove all signs of the Shell brand.

31.   GENERAL PROVISIONS.

(a)   This Agreement as of the Effective Date hereof cancels and supersedes all prior and contemporaneous representations, inducements, agreements, commitments, and undertakings with respect to the subject matter of this Agreement, except those written agreements relating to any indemnification, reimbursement, indebtedness, or debt security obligations (including, but not limited to, any security interest, security agreement, guaranty, mortgage, deed of trust, promissory note, or UCC filing).

(b)   Except as expressly provided under this Agreement, all amendments and supplements to this Agreement must be in writing and signed by both parties.

(c)   Any waiver of any provision of this Agreement must be in writing signed by the parties. Either party’s delay or failure to enforce any provision of this Agreement or any course of dealing or trade custom or usage will not operate as a waiver of compliance with that provision or a waiver or estoppel of the party’s right to enforce any other provision of this Agreement.

(d)   The provisions of this Agreement are severable. If any provision of this Agreement is, for any reason, invalid or unenforceable, the remaining provisions of this Agreement are valid and enforceable if the basic intent of the parties is still capable of being achieved.

(e)   This Agreement is binding upon and enforceable against the parties’ respective successors, permitted assignees, legal representatives, executors, administrators, heirs, and legatees.

(f)   Neither this Agreement nor any subsequent agreement amending or supplementing this Agreement is binding unless a duly authorized representative of the parties signs the Agreement, amendment, or supplement.

Executed on the date shown below:

Buyer:	Bowlin Travel Centers, Inc 150 Louisiana Blvd. Albuquerque, NM 87108	Seller:	Arizona Fuel Distributors, LLC P.O. Box 63634 Phoenix, AZ 85082

By:	/s/ Kit Johnson	By:	/s/ Larry J. Davis

Name: Kit Johnson Title: Director of Operations		Name: Larry J. Davis Title: Operating Manager

Date:	January 10, 2007	Date:	January 15, 2007

EXHIBIT A

MINIMUM/MAXIMUM QUANTITIES

Unless otherwise indicated below, the approximate monthly quantities of the Products will be 1/12th of the annual Minimum and Maximum Quantities.

GASOLINE

Year	Minimum	Maximum	Year	Minimum	Maximum
Not Applicable

DIESEL

Month/Year	Minimum	Maximum	Month/Year	Minimum	Maximum
Not Applicable

ENVIRONMENTAL REGULATION
SUPPLEMENT

Buyer shall strictly comply with the regulations of the Environmental Protection Agency ("EPA") promulgated as Part 80 - REGULATION OF FUELS AND FUEL ADDITIVES, of Chapter I, Title 40, Code of Federal Regulations ("C.F.R."), and with any applicable state regulations covering the Products, as amended from time to time (the "Regulations"), including, but not limited to, those obligations set forth below. "Gasoline," “Diesel Fuel,” and other terms used in this exhibit have the same meanings as defined in the Regulations. With respect to the Buyers’ Outlets, Seller and Buyer agree as follows:

(a)   Seller's Responsibilities. Seller may:

(1)   Continuing for the period as Seller, in Seller’s sole judgment, deems appropriate, take periodic samples from the Product dispenser(s) at Buyer’s Outlets or from other buyers supplied from the same Plant and test such samples to determine whether the Products are in compliance with the Regulations. Any such sampling and testing will not relieve Buyer of any obligation Buyer has under the Agreement or by Law to sell, dispense and offer for sale only Products complying with the Regulations.

(2)   Give prompt notice and details to Buyer (by telephone, followed by formal notice) if any test performed under (1) above, or through other circumstances known to Seller, indicates that the Product inventory at a Buyer’s Outlet is not in compliance with the Regulations. Seller shall cooperate with Buyer in any further action taken that is necessary (including pump out) to restore the availability of complying Products. The costs of any such further action, including further sampling and testing, will be at Buyer's expense if the cause of contamination was within Buyer's control.

(b)   Buyer's Responsibilities.

(1)   No unleaded Seller-branded gasoline may be mixed with any gasoline containing lead anti-knock agents. Unleaded Seller-branded gasoline may not be sold as any unleaded Seller-branded gasoline that is mixed with lead anti-knock agents.

(2)   No leaded gasoline (i.e. gasoline containing unlawful amounts of lead or phosphorus) will be introduced into any motor vehicle which is labeled "UNLEADED GASOLINE ONLY" or which is equipped with a gasoline tank filler inlet which is designed for the introduction of unleaded gasoline only.

(3)   Gasoline may not be sold, offered for sale, supplied, dispensed, offered for supply, transported, or be caused to be transported, in which the Reid Vapor Pressure exceeds the legally applicable standard or where the oxygen content is below the legally applicable standard. Buyer shall not sell, offer for sale, dispense, supply, offer for supply, or transport reformulated gasoline which is below the legally applicable standard under the Law for the geographical area and time period in which such gasoline is intended to be dispensed to motor vehicles.

(4)   Diesel fuel for use in motor vehicles may not be sold, offered for sale, supplied, dispensed, offered for supply, transported, or be caused to be transported, unless the diesel fuel (i) has a sulfur percentage, by weight, no greater than 0.05 percent, (ii) has a cetane index of at least 40, or a maximum aromatic content of 35 volume percent, (iii) is free of visible evidence of the dye 1,4-dialkylamino-anthraquinone and (iv) is free of visible evidence of the dye solvent red 164 unless it is used in a manner that is tax-exempt as defined under section 4082 of the Internal Revenue Code.

(5)   Gasoline may not be sold, offered for sale, supplied, offered for supply, transported, or be caused to be transported, unless such gasoline is additized in accordance with the requirements of 40 C.F.R. section 80.161, as may be amended from time to time.

(6)   An oversight compliance program must be established and enforced to assure that Buyer and the operators of Buyer, and their respective employees or agents, or third parties (including the employees, agents or contractors of Seller) will not cause, allow, or permit the gasoline or diesel to not be in compliance with the Regulations or become contaminated with any other gasoline or diesel fuel product or foreign substance, at any time after delivery by or for Seller to Buyer. The oversight program should include periodic sampling and testing of the Product inventory; securing the manhole covers, fill line caps and dispensers to avoid authorized entry or use; and supervising and instructing those employees and others having access to the gasoline or diesel fuel system regarding proper procedures to prevent the Products from becoming non-compliant with the Regulations and to prevent contamination of the Products.

(7)   Buyer shall give prompt notice and details to Seller (by telephone to Seller's office) of (i) the EPA’s or state agency’s taking a sample of any Product at any Buyer’s Outlet to test for compliance with the Regulations and (ii) receipt of any test results from any such sampling.

(8)   Buyer shall give prompt notice and details to Seller (by telephone to Seller's office, followed by formal notice) of any circumstance or occurrence at a Buyer's Outlet which reasonably could cause Buyer's Products or dispensing equipment to not be in compliance with the Regulations. Upon discovery of any such condition the Products may not be sold, dispensed, or offered for sale until Seller and Buyer can mutually determine by sampling, testing, or other means whether the Product is in compliance and, if found to be not in compliance, take such further action as is necessary (including pump out) to restore the availability of a complying Product. The sampling, testing, or further action will be at Buyer’s expense if the cause of contamination was within the control of Buyer or the operator of Buyer’s Outlet.

(9)   If the Laws relating to UST systems or those set forth in this exhibit are not complied with by Buyer or any operator of Buyer’s Outlets, based upon evidence satisfactory to Seller, Seller may, in addition to other rights or remedies available to Seller, suspend deliveries of the affected Products to Buyer.

(10)   Buyer certifies that Buyer has read, understands, and is fully informed of the relevant Regulations pertaining to the Products, and Buyer shall fully comply with the provisions thereof whether or not such other obligations are referred to or restated in this Agreement.

EXHIBIT B

RETAILER (BUYER) INVENTORY CONTROL PROGRAM

This is to advise you of ARIZONA FUEL DISTRIBUTOR’S (hereafter referred to as Seller) comprehensive environmental program and to establish current standards for maintaining and monitoring retailer inventory control at your station and for protecting you financially against product loss from tank leaks.

Product Loss Implications

Federal, state and local laws regarding water and ground pollution, as well as the increased interest of the public and the news media in any type of pollution, make it necessary that Seller and Buyer exert every reasonable effort to prevent product leaks and spills at their facilities. Furthermore, the potential impact of a product loss is staggering: businesses, homes, and schools could be shut down; recreational areas can be affected; and drinking water might be contaminated. In addition, fines and penalties can range up to $10,000 per tank per day and the costs for product recovery and claim settlements can run into millions of dollars. The consequences should not be taken lightly by any of us.

Seller's Comprehensive Environmental Program

Accordingly, Seller has developed and committed itself to a comprehensive environmental control program aimed at minimizing the risk of product loss. The program addresses equipment and installation standards, as well as on-going monitoring, leak detection, record keeping and reporting requirements. Our efforts, however, cannot solve this problem without your commitment to maintain methodical daily inventory control, including daily reconciliation of physical inventory readings with sales records and delivery receipts, and immediate reporting of evidence or suspicion of leaks so that appropriate remedial action can be taken. You must also use one or a combination of the following monthly leak detection methods: automatic tank gauging, monitoring of soil vapors or liquids in ground water; interstitial monitoring (between tank and secondary barrier); or any other method that meets the requirements of 40 C.F.R. S 280.43. Because of the grave consequences that can result from an underground tank leak, we invite your attention to and emphasize the importance of your contractual obligation in this matter and advise you of our intent to monitor the integrity of the underground storage facilities by periodically performing a review of your inventory control records and procedures, including, if necessary, a physical inventory. This is being done so that you may limit the effects of any tank leaks which might be discovered. However, your daily actions will be the backbone of an effective leak prevention program.

For your protection you should fully comply with existing laws and regulations, you must, at a minimum, ensure that the following inventory control procedures are adhered to.

1.	Check the underground storage tanks daily for leakage and water.
2.	Check the underground storage system monthly for leakage by using one of the required leak detection methods mentioned earlier.
3.	Observe all motor fuel deliveries to ensure that there are no overspills or that spills are immediately detected and reported to Seller.
4.	Maintain regular inventory control records in accordance with Seller's recommendations.

Procedures for Product Deliveries

Your maintenance of the daily and monthly inventory systems, as discussed above, will help protect you against any costly product losses and reduce the risks of injury to persons and property, imposition of fines, etc., which can result from an undetected leak. In addition, you must ensure that the following procedures are adhered to for all motor fuel deliveries:

1.	Gauge tanks prior to deliveries to ensure that there is available storage capacity for the amount of product to be delivered.
2.	Take and record stick readings just prior to and immediately after each delivery. In the case of manifold tanks, sufficient time should be allowed for product equalization.
3.	Constantly watch all deliveries of product to ensure that the tank can hold the product and that no overfill results.

Procedures to Follow Upon Discovery of Suspicion of Product Loss or Related Claims

Upon receiving any notification from you of any suspected or actual spill or product loss, we will immediately assist you in investigating, correcting and/or reporting the problem to the proper authorities. Furthermore, you should notify us immediately of any claim or threatened claim related to such spill or product loss, or of any newly discovered fact related to such spill or product loss. Additionally, you should adhere to the following procedures.

1.	After immediate telephone notification to us, promptly send written confirmation notifying us of the product loss attributed to a delivery of fuel.
2.	Make your inventory control records immediately available for our inspection and review.
3.	Confirm that all fill caps are kept locked.
4.	Check that all pump/dispenser computer weights and measures seals are intact and repair any suspect seals.
5.	Refuse further product deliveries until equipment is investigated and found to be safe to receive motor fuel.

Inspection/Retention of Records

At various intervals, you should inspect your records relating to daily and monthly inventory controls and/or your leak detection system to verify your compliance with your inventory control program. You are required by law to maintain at the premises, the following records:

•
all leak detection performance and maintenance information, including the last year's worth (12 months) of monthly monitoring results, the most recent tightness test, and copies of manufacturers' performance claims and maintenance schedules,

•	all documents concerning tank system repairs,
•	a corrosion expert's analysis of the corrosion potential at your location (if you do not use corrosion protection equipment),
•	the latest two inspections of all cathodic protection systems, and the last three 60-day inspections of impressed current systems, and
•	all information related to notices filed with federal or state agencies concerning underground tanks and piping, including installation, site inspections and cleanup actions.

Your records evidencing methodical daily inventory control, as discussed above, must be retained for possible inspection and review by governmental authorities for at least one year or longer.

Conclusion

You, as an independent business person, have the responsibility for the safe and lawful operation of your service station. Careful attention to daily inventory control and prompt action if a gasoline loss is suspected will insure quick repair, avoidance of financial loss and the safety of our neighbors and the environment. Please review the foregoing carefully so that you understand it, and if you have any questions, discuss them with us.

Please acknowledge your receipt of and agreement to the terms of this program by signing and dating in the space provided and returning one copy to us for our records. The other copy provided should be retained for your files and future reference.

Buyer

/s/ Kit Johnson	Signed:	January 10, 2007

Kit Johnson, Director of Operations

ADDENDUM TO RETAIL SALES AGREEMENT

This Addendum is to that certain Agreement dated January 10, 2007, by and between Arizona Fuel Distributors, L.LC. (the “Supplier) and Bowlin Travel Centers, Inc. (the “Retailer”). The Supplier and Retailer (the “Parties) desire to amend the Agreement on the terms and conditions set forth in this Addendum Agreement (the “Agreement).

1.	The following provision is hereby added to Item 2.f. “Seller is prohibited from any entitlements if Retailer terminates the agreement given that Seller cannot provide adequate supply of product.”
2.	Adding the cost calculation for the price of fuel, which is “the daily rack price plus 1.5 cents per gallon”, hereby amends Item 3.a. of the agreement.
3.	Changing the phase “…execute a new agreement or either party terminates…” hereby amends Item 4 of the Agreement.
4.	The following provision is hereby added to Item 6.a. “Retailer may purchase fuel if Seller cannot supply product.”
5.	Item 7.e. “reasonable” will be added prior to “customer complaint.”
6.	Item 7.i. “reasonable” will be added prior to “neat and orderly…”
7.	Item 19 the following provision is hereby added “Retailer will have the ability to purchase product from another supplier, if Seller is unable or unwilling to provide product.”
8.	The following provision is hereby added “unless caused or promoted by Seller’s actions or policies,” to the first sentence of Item 20.a. after “…permitted by law”.
9.	Item 20.f. the clause “and Seller’s” will be added after “Buyer’s”.
10.	Item 22.b.6 will be null and void as Retailer is a public traded company and cannot be easily monitored.
11.
Item 23.a. is hereby amended by changing the time frame to “21 consecutive days” and adding the phrase” Unless non-operation is due to catastrophic or unforeseen events not within Retailer’s making or control.”

12.	The following provision is hereby added to Item 24.a.3iv. “There will be no penalty to Retailer nor reimbursement of branding costs required if Seller’s loss of ability to offer product.”
13.
Item 24.a.3vi is hereby amended by changing the time frame to “21 consecutive days” and adding the phrase” Unless non-operation is due to catastrophic or unforeseen events not within Retailer’s making or control.”

14.	Item 25.b. of the Agreement is deleted in its entirety.
15.	Item 28.b. is hereby amended by adding “Written notice will be sent Certified Mail to: Director of Operations, Bowlin Travel Centers, Inc., 150 Louisiana Blvd., NE; Albuquerque, NM 87108.
16.	Item 28.c of the Agreement is deleted in its entirety and should refer to 28.a.
17.
The following provision is hereby added to Item 30 “There will be no penalty to Retailer nor reimbursement of branding costs required if Retailer terminates Agreement for just cause, such as lack of performance by Seller repayment will not be required.”

IN WITNESS WHEREOF Supplier and Retailer have hereunto subscribed their names,

WITNESS:	Arizona Fuel Distributors, L.L.C.

/s/ Jason Davis	By:	/s/ Larry J. Davis

Larry J. Davis Operating Manager (Supplier)

		Date Signed:	January 15, 2007

WITNESS:	Bowlin Travel Centers, Inc.

/s/ Cynthia K. Biggers	By:	/s/ Kit Johnson

Kit Johnson Director of Operations (Retailer)

		Date Signed:	January 10, 2007